Exhibit 99.1

FOR IMMEDIATE RELEASE

QUAINT OAK BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended March 31, 2017 was $171,000, or $0.09 per basic and diluted share, compared to $239,000, or $0.14 per basic and $0.12 per diluted share for the same period in 2016.

Robert T. Strong, President and Chief Executive Officer stated, "We were encouraged to experience an increase in our loans receivable, net of allowance for loan losses of 4.1% or $7.3 million for the first quarter of 2017 compared to year end 2016.  Historically, the first quarter of any new year is a challenge for us as a growing Company.  In recent years we have launched new initiatives within our budget that leverage our earnings.  This year is no different as we have invested in increasing the production personnel in several of our related companies.  Although the Bank's loan portfolio experienced modest growth, our subsidiary mortgage company experienced an atypically slow start to the new year.  We believe this performance reflects a seasonal adjustment rather than an extended market correction.  The under production in our combined subsidiary companies had a negative effect on the Company's overall quarter over quarter earnings."

Mr. Strong continued, "Despite the pressure on earnings during the first quarter, the quality of our loan portfolio has improved quarter over quarter with non-performing loans as a percent of total loans receivable, net at 0.91%, non-performing assets as a percent of total assets at 0.93% and the Texas Ratio weighing in at a low of 9.31% at March 31, 2017."

Mr. Strong added, "I am always very pleased to see added benefits accrue to our valued stockholders.  As previously announced, we increased the dividend rate by 25% for the quarterly dividend payable on May 8, 2017, over the rate previously paid.  This brings the rate to $0.05 per share and is reflective of our strong financial performance for fiscal 2016.  This growth in our dividend rate is a result of the constant investment in ourselves which supports the long term growth and profitability goals of the Company."

In closing, Mr. Strong commented, "As always, in conjunction with having maintained a strong repurchase plan and having repurchased over 35% of our original shares issued in our initial public offering, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $171,000 for the three months ended March 31, 2017, a decrease of $68,000, or 28.5%, compared to net income of $239,000 for three months ended March 31, 2016.  The decrease in net income on a comparative quarterly basis was primarily the result of an increase in non-interest expense of $260,000 and a decrease in non-interest income of $137,000, partially offset by an increase in net interest income of $239,000, a decrease in the provision for income taxes of $87,000 and a decrease in the provision for loan losses of $3,000.

The $239,000, or 15.1% increase in net interest income for the three months ended March 31, 2017 over the comparable period in 2016 was driven by a $353,000, or 16.3% increase in interest income, partially offset by a $114,000, or 19.7% increase in interest expense.  The increase in interest income was primarily due to a $33.3 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $148.4 million for the three months ended March 31, 2016 to an average balance of $181.7 million for the three months ended March 31, 2017, and had the effect of increasing interest income $469,000.  Partially offsetting this increase was a 28 basis point decline in the yield on loans receivable, net, including loans held for sale, from 5.63% for the three months ended March 31, 2016 to 5.35% for the three months ended March 31, 2017, which had the effect of decreasing interest income by $128,000.  The increase in interest expense was primarily attributable to a $26.4 million increase in average interest-bearing liabilities, which increased from an average balance of $161.8 million for the three months ended March 31, 2016 to an average balance of $188.2 million for the three months ended March 31, 2017, and had the effect of increasing interest expense $101,000.  This increase in average interest-bearing liabilities was primarily attributable to a $20.6 million increase in average certificate of deposit accounts which increased from an average balance of $117.2 million for the three months ended March 31, 2016 to an average balance of $137.8 for the three months ended March 31, 2017, and had the effect of increasing interest expense $86,000. Also contributing to the increase in interest expense was a four basis point increase in the average rate on interest-bearing liabilities, from 1.43% for the three months ended March 31, 2016 to 1.47% for the three months ended March 31, 2017, which had the effect of increasing interest expense by $13,000.

The $3,000, or 6.7% decrease in the provision for loan losses for the three months ended March 31, 2017 over the three months ended March 31, 2016 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at March 31, 2017.

The $137,000, or 27.7% decrease in non-interest income for the three months ended March 31, 2017 over the comparable period in 2016 was attributable to a $146,000, or 57.5% decrease in net gain on the sales of residential mortgage loans, a $57,000 decrease in the gain on the sale of SBA loans, and a $22,000 decrease in fee income generated by the Bank's mortgage banking and title abstract subsidiaries.  These decreases were partially offset by a $77,000 increase in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank which began operations on August 1, 2016, an $8,000 increase in other fees and service charges, and a $3,000 increase in the gain on sales of other real estate owned.

The $260,000, or 15.9% increase in non-interest expense for the three months ended March 31, 2017 compared to the same period in 2016 was primarily attributable to a $243,000, or 22.6% increase in salaries and employee benefits expense due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations and the launch of  Quaint Oak Insurance Agency on August 1, 2016, a $39,000, or 30.5% increase in other expense, a $12,000 increase in amortization of other intangible related to the renewal rights of the book of business acquired from Signature Insurance Services, LLC on August 1, 2016, a $12,000 increase in FDIC insurance assessment, a $10,000 increase in occupancy and equipment expense, and an $8,000 increase in advertising expense.  These increases were partially offset by a $59,000, or 89.4% decrease in other real estate owned expense, a $4,000 decrease in directors' fees and expenses, and a $1,000 decrease in professional fees.

The provision for income tax decreased $87,000, or 54.0%, from $161,000 for the three months ended March 31, 2016 to $74,000 for the three months ended March 31, 2017 due primarily to the decrease in pre-tax income. Our effective tax rate decreased from 40.3% for the three months ended March 31, 2016 to 30.2% for the three months ended March 31, 2017 due to a tax deduction taken in the first quarter of 2017 related to the exercise of non-qualified stock options during the three months ended March 31, 2017.

The Company's total assets at March 31, 2017 were $219.4 million, an increase of $3.2 million, or 1.5%, from $216.2 million at December 31, 2016.  This growth in total assets was primarily due to a $7.3 million, or 4.1% increase in loans receivable, net, partially offset by a $2.6 million, or 56.0% decrease in loans held for sale, a $739,000, or 12.1% decrease in investment in interest-earning time deposits, a $367,000, or 3.9% decrease in cash and cash equivalents, and a $339,000, or 3.5% decrease in investment securities available for sale. The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $4.5 million, or 5.7%, multi-family residential loans which increased $2.0 million, or 13.4%, and commercial business loans which increased $867,000, or 9.3%.

Total deposits increased $3.6 million, or 2.0%, to $180.6 million at March 31, 2017 from $177.0 million at December 31, 2016. This increase in deposits was primarily attributable to increases of $3.3 million, or 10.5% in money market accounts, $615,000, or 0.4% in certificates of deposit, and $434,000, or 7.4% in non-interest bearing checking accounts, partially offset by a $473,000, or 39.8% decrease in passbook accounts and a $228,000, or 12.8% decrease in savings accounts.

Total stockholders' equity increased $380,000, or 1.8%, to $21.2 million at March 31, 2017 from $20.8 million at December 31, 2016.  Contributing to the increase was net income for the three months ended March 31, 2017 of $171,000, common stock earned by participants in the employee stock ownership plan of $45,000, amortization of stock awards and options under our stock compensation plans of $32,000, the reissuance of treasury stock for exercised stock options of $172,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $22,000, and a decrease in other comprehensive loss of $13,000.  These increases were partially offset by dividends paid of $75,000.

Non-performing loans amounted to $1.7 million, or 0.91% of net loans receivable at March 31, 2017, consisting of twelve loans, nine of which are on non-accrual status and three of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $1.9 million, or 1.06% of net loans receivable at December 31, 2016, consisting of fourteen loans, seven of which were on non-accrual status and seven of which were 90 days or more past due and accruing interest.  The non-performing loans at March 31, 2017 include nine one-to-four family non-owner occupied residential loans, two commercial real estate loans, and one construction loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended March 31, 2017, three loans were placed on non-accrual status resulting in the reversal of approximately $10,000 of previously accrued interest income, and one loan was paid-off.  The allowance for loan losses as a percent of total loans receivable was 0.89% at March 31, 2017 and 0.90% at December 31, 2016.

Other real estate owned, net amounted to $364,000 at March 31, 2017, consisting of two properties.  This compares to three properties totaling $435,000 at December 31, 2016.  During the quarter ended March 31, 2017, one property with a carrying value of $77,000 was sold and a $4,000 gain was recognized. The Company is in the process of marketing the other properties for sale.  Non-performing assets amounted to $2.0 million, or 0.93% of total assets at March 31, 2017 compared to $2.3 million, or 1.07% of total assets at December 31, 2016.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank, a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania that conducts business through its two regional offices located in the Delaware Valley and Lehigh Valley markets in Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At March 31, 2017	At December 31, 2016
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$8,933	$9,300
Investment in interest-earning time deposits	5,359	6,098
Investment securities available for sale at fair value	9,216	9,555
Loans held for sale	2,074	4,712
Loans receivable, net of allowance for loan losses (2017: $1,650; 2016: $1,605)	184,104	176,807
Accrued interest receivable	878	862
Investment in Federal Home Loan Bank stock, at cost	713	713
Bank-owned life insurance	3,750	3,728
Premises and equipment, net	1,857	1,730
Goodwill	515	515
Other intangible, net of accumulated amortization	453	465
Other real estate owned, net	364	435
Prepaid expenses and other assets	1,137	1,243
Total Assets	$219,353	$216,163

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$6,286	$5,852
Interest-bearing	174,346	171,155
Total deposits	180,632	177,007
Federal Home Loan Bank advances	15,500	15,500
Accrued interest payable	141	142
Advances from borrowers for taxes and insurance	1,507	2,210
Accrued expenses and other liabilities	403	514
Total Liabilities	198,183	195,373
Stockholders' Equity	21,170	20,790
Total Liabilities and Stockholders' Equity	$219,353	$216,163

QUAINT OAK BANCORP, INC. Consolidated Statements of Income (In Thousands, except share data)

	For the Three Months Ended March 31,
	2017	2016
	(Unaudited)
Interest Income	$2,515	$2,162
Interest Expense	694	580
Net Interest Income	1,821	1,582
Provision for Loan Losses	42	45
Net Interest Income after Provision for Loan Losses	1,779	1,537
Non-Interest Income	357	494
Non-Interest Expense	1,891	1,631
Income before Income Taxes	245	400
Income Taxes	74	161
Net Income	$171	$239

	Three Months Ended March 31,
Per Common Share Data:	2017	2016
Earnings per share – basic	$0.09	$0.14
Average shares outstanding – basic	1,838,125	1,754,326
Earnings per share – diluted	$0.09	$0.12
Average shares outstanding - diluted	1,980,217	1,929,368
Book value per share, end of period	$10.98	$10.44
Shares outstanding, end of period	1,927,486	1,855,513

	Three Months Ended March 31,
Selected Operating Ratios:	2017	2016
Average yield on interest-earning assets	4.83%	4.89%
Average rate on interest-bearing liabilities	1.47%	1.43%
Average interest rate spread	3.36%	3.46%
Net interest margin	3.50%	3.58%
Average interest-earning assets to average interest-bearing liabilities	110.66%	109.27%
Efficiency ratio	86.83%	78.56%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.91%	1.29%
Non-performing assets as a percent of total assets	0.93%	1.77%
Allowance for loan losses as a percent of non-performing loans	98.83%	69.99%
Allowance for loan losses as a percent of total loans receivable	0.89%	0.90%
Texas Ratio (2)	9.31%	16.03%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by consolidated tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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